EXHIBIT 4.2

THIS AGREEMENT MADE THIS 1st DAY OF AUGUST, 1996

BETWEEN:            PURE TECHNOLOGIES INC. (PURE)

                                                               OF THE FIRST PART

                                    - AND -

                    PETER O. PAULSON

                                                              OF THE SECOND PART


WHEREAS PURE is authorized by the Board of Directors to carry on a variety of functions and activities, including monitoring of post-tensioned and pre-stressed structures, and to employ any officer or other employees that it considers necessary for the conduct of its operations;

AND WHEREAS Mr. Paulson is willing to be employed by Pure, and Pure is willing to employ Mr. Paulson, on the terms, covenants and conditions hereinafter set forth;

NOW THEREFORE in consideration of the mutual promises and agreements hereinafter contained, Pure and Mr. Paulson agree as follows:

POSITION:
---------

1.01 Pure hereby agrees to employ Mr. Paulson, and Mr. Paulson hereby agrees to serve Pure, as President.

TERM:
-----

2.01 Employment pursuant to this Agreement shall commence on September 3, 1996 and, subject to termination in accordance with clauses 2.02 to 2.05, shall continue for an indefinite term.

2.02     Pure may terminate this Agreement at any time:

         (a)      For  "just  cause"  (as  that   expression  is  understood  in
                  employment jurisprudence) or for a material breach of this Agreement, in which event Mr. Paulson shall not be entitled to any notice of termination or to any compensation for lack of notice or for loss of salary or benefits;

         (b)      Without just cause:

                  (i) by giving eighteen (18) months' notice in writing of its intention to do so, or

                  (ii)     by payment to Mr.  Paulson of an amount  equal to Mr.
                           Paulson's   then  current  salary  for  a  period  of
                           eighteen (18) months, or

                  (iii) by providing to Mr. Paulson any number of months' notice and number of months' salary which, in the aggregate, total eighteen (18) months.

2.03 In the event that Mr. Paulson, by reason of illness, injury or disability, either physical or mental, should become incapacitated from carrying out his duties, pursuant to this Agreement, for a period greater than one hundred twenty (120) continuous days, Pure may terminate this Agreement without any notice or compensation to Mr. Paulson, provided that such termination does not adversely affect Mr. Paulson's entitlement to sickness and disability benefits under the programs referred to in clause 4.01(b).

2.04 This Agreement shall automatically terminate and be deemed to have been frustrated upon the death of Mr. Paulson.

2.05 Mr. Paulson may terminate this Agreement at any time, and for any or no reason, by giving three (3) months notice in writing of his intention to do so.

DUTIES:
-------

3.01 During the continuance of this Agreement Mr. Paulson shall be the President of Pure and shall perform all lawful duties assigned to him from time to time by the Board of Directors.

3.02 Mr. Paulson shall well and faithfully serve Pure and give his best efforts to the discharge of his duties under this Agreement.

3.03 Mr. Paulson shall devote the whole of his time and attention to the business and affairs of Pure and shall not, without the consent in writing of the Board of Directors engage in any other business or occupation.

3.04 Mr. Paulson shall not at any time, whether during the continuance of this Agreement or after, disclose to any person, firm or corporation any information concerning the private internal affairs of Pure or its subsidiaries, associates or affiliates, other than for the benefit of Pure, and Mr. Paulson shall not, either while this Agreement is in force or thereafter, use any such information to the detriment of Pure. Upon termination of this Agreement, all materials, information, intellectual property, and any other assets acquired or produced by Mr. Paulson in connection with the performance of his duties under this Agreement shall become the sole property of Pure, and without additional compensation or payment, shall forthwith transmit such information and material to the Board of Directors.

3.05 Mr. Paulson shall abide by any Code of Conduct or Conflict of Interest Policy or Guideline adopted from time to time by PTI.

COMPENSATION:
-------------

4.01 Subject to clause 4.02, PTI shall pay to Mr. Paulson, as remuneration for his services under this Agreement, an annual salary of ninety-five thousand nine hundred dollars ($95,900) effective upon the commencement of employment under this Agreement, payable in equal bi-weekly instalments less deductions required by law or authorized by Mr. Paulson.

4.02 Mr. Paulson's annual salary as set out in clause 4.01 shall be reviewed on the first day of January in each year of the term of this Agreement by the Board of Directors who may increase Mr. Paulson's annual salary. In such event, the increased annual salary shall have effect as if it were specifically provided for as a term of this agreement.

4.03 Pure may also pay to Mr. Paulson annually or with respect to any other period, such bonus(es) as the Board of Directors may determine, having regard to the value of Mr. Paulson's contribution to the success of Pure and Pure's performance.

4.04 In addition to the salary hereinbefore provided for, Mr. Paulson shall be entitled to the following benefits and prerequisites:

         (a) A paid vacation of twenty-five (25) working days per annum. The full vacation entitlement must be taken within six (6) months of the date on which Mr. Paulson became entitled to it, there being no right to carry forward vacation entitlement from one year to the next;

         (b) Provision by Pure of coverage for health insurance, short-term and long-term illnesses and disability, and dental and medical expenses.

         (c) Subject to approval by the Board of Directors, reimbursement for the cost of memberships in appropriate professional organizations;

         (d) Stock Options: If the proposed Major Transaction occurs between Sextant Enterprise Corp. (SXE) and Pure, whereby Pure will become a wholly owned subsidiary of SXE, Mr. Paulson will be granted 225,000 options of SXE on the date of the Major Transaction.

GENERAL PROVISIONS:
-------------------

7.01     This agreement shall not be assigned by Mr. Paulson.

7.02 This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.


                                          PURE TECHNOLOGIES INC.



                                   Signed:  /s/ James E. Paulson
                                          ------------------------------------
                                           James E. Paulson, Chairman



Witnessed:  /s/ M B Morrison       Signed:  /s/ Peter O. Paulson
--------------------------------          ------------------------------------
                                          Peter O. Paulson